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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 33-9528
                                                                       --------

                              Galaxy Telecom, L.P.
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            (Exact name of registration as specified in its charter)

     1220 North Main Street, Sikeston, MO 63801            (573) 472-8200
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   12 3/8% Senior Subordinated Notes due 2005
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            (Title of each class of securities covered by this Form)

                                      None
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    X            Rule 12h-3(b)(1)(i)
                            ------                              ------
        Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
                            ------                              ------
        Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
                            ------                              ------
        Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                            ------                              ------
                                            Rule 15d-6
                                                                ------

Approximate number of holders of record as of the certification
or note date:             29
             -----------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Galaxy Telecom, L.P.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     Date:    10/31/01
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     By:      Galaxy Telecom, Inc.         Galaxy Telecom Investments, LLC
              As General Partner           As General Partner



              /s/  J. Keith Davidson       /s/  J. Keith Davidson
              ------------------------     --------------------------
     By:      J. Keith Davidson            J. Keith Davidson
              Chief Financial Officer      Chief Financial Officer